Exhibit to Accompany
Item 77J (b)
Form N-SAR

ICAP Funds, Inc.
( the "Fund")


According to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination, Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Fund is required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at December 31, 1998, reclassifications were recorded to increase undistributed net investment income by $4,626, $51,774, $6,562 and $16,734; increase accumulated net realized loss on investments by $562, $47,711, $0 and $10,013; and decrease paid-in-capital in excess of par by $4,064, $4,063, $6,562 and $6,721 for the Discretionary Equity, Equity, Select Equity and Euro Select Equity Portfolios, respectively.

This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.

K:\ICAP\NSAR\77J1298.txt
02/19/99